Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Horizon National Corporation:

We consent to the use of our reports dated February 27, 2020, with respect to the consolidated statements of condition of First Horizon National Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP
Memphis, Tennessee
July 15, 2020